CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 6 to Registration Statement No. 333-100474 of Sun Life (N.Y.) Variable Account C on Form N-4 of our report dated April 22, 2004 accompanying the financial statements of Regatta NY, Regatta Gold NY, Regatta Extra NY, Regatta Masters Flex NY, Regatta Masters Extra NY, Regatta Masters Access NY and Regatta Masters Choice NY Sub-Accounts included in Sun Life (N.Y.) Variable Account C, and to the incorporation by reference of our report dated March 29, 2004 (which expresses an unqualified opinion and includes two explanatory paragraphs relating to the merger of Sun Life Insurance and Annuity Company of New York with Keyport Benefit Life Insurance Company ("Keyport") on November 1, 2001, described in Note 1) accompanying the consolidated financial statements of Sun Life Insurance and Annuity Company of New York.

DELOITTE & TOUCHE LLP

Boston, Massachusetts

December 27, 2004